                                                                       EXHIBIT 1



                          NU-KOTE INTERNATIONAL, INC.

                             EMPLOYEES SAVINGS PLAN

                              FINANCIAL STATEMENTS

                           AND SUPPLEMENTAL SCHEDULES

                     WITH REPORT OF INDEPENDENT ACCOUNTANTS

                  for the years ended March 31, 1998 and 1997

                                   I N D E X

                                                                                       Pages
                                                                                       -----
Report of Independent Accountants                                                          2

Financial Statements:

  Statements of Net Assets Available for Benefits, March 31, 1998 and 1997                 3

  Statements of Changes in Net Assets Available for Benefits for the years
    ended March 31, 1998 and 1997                                                          4

  Notes to Financial Statements                                                         5-15

Supplemental Schedules:

  Item 27a--Schedule of Assets Held for Investment Purposes, March 31, 1998               16

  Item 27b--Schedule of Loans or Fixed Income Obligations, March 31, 1998                 17

  Item 27d--Schedule of Reportable Transactions for the year ended March 31, 1998         18


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Plan Participants and Administrator of the Nu-kote International, Inc.
 Employees Savings Plan:

We have audited the accompanying statements of net assets available for benefits of the Nu-kote International, Inc. Employees Savings Plan (the "Plan") as of March 31, 1998 and 1997, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Nu-kote International, Inc. Employees Savings Plan as of March 31, 1998 and 1997, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets Held for Investment Purposes at March 31, 1998, the Schedule of Loans or Fixed Income Obligations at March 31, 1998 and Schedule of Reportable Transactions for the year then ended are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.


PricewaterhouseCoopers LLP

Dallas, Texas
October 13, 1998

               NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                            March 31, 1998 and 1997



                      ASSETS                                                                   1998                         1997
                                                                                           ------------                  -----------
Investments at fair value:

     Investment funds                                                                       $ 8,230,369                  $ 7,002,750
     Nu-kote stock fund                                                                         145,798                      420,175
     Participant loans                                                                          184,377                      302,198
                                                                                           ------------                  -----------
        Total investments                                                                     8,560,544                    7,725,123
Receivables:
     Employee contributions                                                                      44,584                       70,695
     Employer contributions                                                                      32,246                       25,853
                                                                                           ------------                  -----------
        Total assets                                                                          8,637,374                    7,821,671
                                                                                           ------------                  -----------

                      LIABILITIES

Administrative fees payable                                                                      15,203                       15,000
Excess contributions refundable                                                                  47,270                       60,159
                                                                                           ------------                  -----------
        Total liabilities                                                                        62,473                       75,159
                                                                                           ------------                  -----------
Net assets available for benefits                                                            $8,574,901                   $7,746,512
                                                                                           ============                  ===========



   The accompanying notes are an integral part of the financial statements.

               NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                      STATEMENTS OF CHANGES IN NET ASSETS
                             AVAILABLE FOR BENEFITS
                  for the years ended March 31, 1998 and 1997



                                                                                         1998           1997
                                                                                      -----------    -----------
Additions:
     Employee contributions (net of refunds of $47,270 in 1998 and
        $60,159 in 1997)                                                              $  702,346     $   919,085
     Employer contributions                                                              293,286         363,692
     Rollover contributions                                                                4,371          48,366
     Net appreciation in fair value of investment funds                                2,173,072         675,500
     Net depreciation in fair value of Nu-kote stock fund                               (584,232)     (1,321,383)
     Interest income                                                                      13,787          19,330
                                                                                      ----------     -----------
               Total additions                                                         2,602,630         704,590
                                                                                      ----------     -----------
Deductions:
     Benefits paid to participants                                                     1,750,060         944,785
     Administrative expenses                                                              24,181          63,450
                                                                                      ----------     -----------
               Total deductions                                                        1,774,241       1,008,235
                                                                                      ----------     -----------
               Net increase (decrease)                                                   828,389        (303,645)
Net assets available for benefits:
     Beginning of year                                                                 7,746,512       8,050,157
                                                                                      ----------     -----------
     End of year                                                                      $8,574,901      $7,746,512
                                                                                      ==========     ===========

   The accompanying notes are an integral part of the financial statements.

               NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                         NOTES TO FINANCIAL STATEMENTS



1.   DESCRIPTION OF THE PLAN:

     General

     Nu-kote International, Inc. (the "Company" or "Employer"), is a wholly-owned subsidiary of Nu-kote Holding, Inc. ("Nu-kote"). The Nu-kote International, Inc. Employees Savings Plan (the "Plan") is a defined contribution plan that became effective January 16, 1987. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The following description of the Plan is provided for general information purposes. Participants should refer to the Plan document for more complete information.

     Participation

     All U.S. domestic employees of the Company are eligible for participation in the Plan at the next entry date after the completion of one year of service.

     Effective January 1, 1998, the Plan allows participants to contribute an aggregate amount up to 15% of their base salary on a before-tax basis, not to exceed the legal maximum amount. Contributions made in excess of the legal maximum amount are refunded to participants. The Company will match, out of its current year's earnings, up to 40% of the first 6% of each participant's wages contributed. Prior to January 1, 1998, participants were allowed to contribute an aggregate amount equal to 1% to 6% of their base salary on a before-tax basis.

     Effective January 1, 1998, the Plan participants are allowed to direct the investment of their contributions into ten funds offered by Scudder Trust Company (the "Trustee"). The participant has the option to invest, in multiples of 1%, in the following funds: a stable value fund, an income fund, a pathway balanced portfolio, a pathway conservative portfolio, a pathway growth portfolio, a stock index fund, an international fund, value fund, cash investment trust fund and a Nu-kote stock fund. Prior to January 1, 1998, participants had the option to direct the investment of their contributions into five funds offered by NationsBank (Trustee prior to January 1, 1998). The Funds were a stable capital fund, a strategic fixed income fund, a capital growth fund, a Nu-kote stock fund, and an equity index fund. Earnings for each investment program are allocated based on participant's daily balances within that investment program.

               NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                   NOTES TO FINANCIAL STATEMENTS, Continued

     Vesting

     Employee contributions vest immediately. Employer contributions vest based on completed years of service. A participant fully vests with five years of credited service (20% per year of service). Participants who terminate due to death, normal retirement or disability are fully vested.

     Upon termination of employment, the participants' nonvested benefits are forfeited and are used to reinstate forfeitures for certain re-employed participants and to reduce matching contributions of the Company. Forfeitures for the years ended March 31, 1998 and 1997 were $5,180 and $2,874, respectively.

     Benefits

     Participants (or their beneficiaries) are eligible to receive vested benefits upon retirement, death, disability or when they terminate employment with the Company. If benefits are greater than $3,500, the participants may choose to leave their balance in the Plan, elect payment as a single lump-sum payment or receive their benefits in the form of an annuity.

     Participant Loans

     Participants, after receiving approval from the Plan administrator, are allowed to obtain a loan from the Plan based on 50% of the value of his or her vested amount in the Plan, up to a maximum of $50,000. The minimum loan available is $1,000. Loan terms range from 1-5 years or up to 20 years for the purchase of a primary residence. Participant loans are collateralized by the balance in the participant's account and bear interest at the prime interest rate. Interest rates range from 6.75% to 9.00% for outstanding loans at March 31, 1998. Principal and interest is paid ratably through monthly payroll deductions.

     Administration of the Plan

     The Plan is administered by a committee of employees of the Company. The Committee members are selected by the Board of Directors of the Company.

     Termination

     Although it has not expressed any intent to do so, the Employer has the right, under the Plan, to terminate the Plan subject to ERISA. In the event of the termination of the Plan, all participants would be fully vested in their account balances and assets would be distributed in accordance with the Plan.

               NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                   NOTES TO FINANCIAL STATEMENTS, Continued


2.   SIGNIFICANT ACCOUNTING POLICIES:

     Basis of Accounting

     The financial statements of the Plan have been prepared on the accrual basis of accounting in conformity with generally accepted accounting principles.

     Investment Valuation and Income Recognition

     The fair market value of investments in investment funds are determined by the Trustee, as each fund's investment manager, based on the fair value of each underlying fund's investments principally using quoted market values. Investments in the Nu-kote stock fund are valued at the quoted market value of the underlying stock. Income and dividends from investments are accrued as earned. Purchases and sales are reflected on a trade-date basis. The net depreciation in the fair value of the Nu-kote stock fund reported in the financial statements consists of the realized gains and losses and the unrealized depreciation on this investment. The net appreciation in fair value of investment funds reported in the financial statements includes realized and unrealized gains and losses, dividends and capital gain distributions reinvested.

     Participant loans are stated at cost which approximates market.

     Administrative Expenses

     Administrative expenses of the Plan are primarily paid by the Plan.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

     Risks and Uncertainties

     The Plan provides for various investment options in any combination of stocks, bonds, fixed income securities, investment funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term

               NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                   NOTES TO FINANCIAL STATEMENTS, Continued


     and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for plan benefits.

     Benefits

     Benefits are recorded when paid.


3.   INVESTMENTS:

     Participant contributions are invested in accordance with the participant's election in one or more investment programs.

     The investment program options are the same for all contributions made to the Plan. Participants may change the composition of their share of net assets and their allocation percentage in each program at any time during the calendar year. The estimated number of participants with a share of net assets at March 31, 1998 and 1997 of each investment program is as follows:

                                                                          1998
                                                                       ----------
     Scudder Income Fund                                                      176
     Scudder Pathway Growth Portfolio                                           8
     Scudder International Fund                                                 1
     Scudder Value Fund                                                       289
     Scudder Pathway Conservative Portfolio                                     3
     Scudder Stable Value Fund                                                267
     Scudder Pathway Balanced Portfolio                                         2
     Scudder Stock Index Fund                                                 283
     Nu-kote Stock Fund                                                       479
     Scudder Cash Investment Trust                                              -

                                                                          1997
                                                                       ----------

     NationsBank Stable Capital Fund                                          363
     NationsBank Strategic Fixed Income Fund                                  227
     NationsBank Capital Growth Fund                                          373
     NationsBank Equity Index Fund                                            381
     Nu-kote Stock Fund                                                       650



    At March 31, 1998, 529 participants held assets in the Plan.

               NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                   NOTES TO FINANCIAL STATEMENTS, Continued


     Investment Programs


     Each of the investment options will vary in price and the return will fluctuate as market conditions change. The current investment options are described as follows:

       . Scudder Stable Value Fund seeks to provide a higher income than money markets and a stability of principle. It invests in guaranteed investment contracts, money market securities and treasury bills.

       . Scudder Income Fund seeks to provide a steady current income. It invests in intermediate and long-term, high-grade corporate bonds.

       . Scudder Pathway Portfolios seek to provide diversified portfolios. The
         Scudder Pathway Conservative Portfolio invests in bond investment funds, stock funds, and cash and has a primary emphasis on high current income with a secondary emphasis on long-term growth of capital. The Scudder Pathway Balanced Portfolio invests in stock investment funds, bond funds and cash with an emphasis on growth and current income. The Scudder Pathway Growth Portfolio invests in stock investment funds, bond funds, and cash and has an emphasis on long-term capital growth.

       . Scudder Stock Index Fund seeks to provide long-term growth and income potential as well as broad diversification. It invests in a mix of stocks and stock funds that generally mirrors the S&P 500.

       . Scudder Value Fund seeks to provide long-term capital growth. It invests in undervalued common stocks of medium to large U. S. companies.

       . Scudder International Fund seeks to provide capital growth and international diversification. It invest primarily in foreign stocks.

       . Nu-kote Stock Fund consists of Nu-kote Holding, Inc.'s common stock and
         $1,294 of cash to be invested in Nu-kote common stock. Since the fund invests only in Nu-kote common stock, the value of this fund should be expected to fluctuate more frequently than that of other Plan investment options. Investments in the Nu-kote Stock Fund represent shares of Nu-kote stock and, therefore, transactions within the fund qualify as exempt party-in-interest transactions.

       . Scudder Cash Investment Trust consists of unallocated forfeitures invested in short-term money market investments.

               NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                   NOTES TO FINANCIAL STATEMENTS, Continued


     Prior to January 1, 1998, five funds were available for investment as follows:

       . NationsBank Stable Capital Fund seeks to maximize current income while maintaining a fixed market value. It invests in a broad range of short-term (one to three years) fixed-income securities including guaranteed investment contracts, commercial paper, bank obligations, corporate paper and money market instruments.

       . NationsBank Strategic Fixed Income Fund seeks to maximize total investment return through the active management of fixed income securities. It invests primarily in a mix of investment grade (BBB or better) corporate, government and mortgage-backed securities. The fund is structured to generally have an average weighted maturity of ten years or less.

       . NationsBank Capital Growth Fund seeks long-term capital growth. It invests in stocks with growth characteristics which NationsBank believes should outperform the market over time. The fund focuses on companies with:

              .  Large market capitalization--above $500,000,000

              .  Above average growth potential

              . Above average return on equity and earnings growth relative to the S&P 500

       . NationsBank Equity Index Fund seeks to closely approximate the total return performance of the S&P 500 Index. Its portfolio holdings are structured according to the S&P 500 Index.

       . Nu-kote Stock Fund consists of Nu-kote Holding, Inc.'s common stock and
         $5,166 of cash to be invested in Nu-kote common stock. Investments in the Nu-kote Stock Fund represent shares of Nu-kote stock and, therefore, transactions within the Fund also qualify as exempt party-in-interest transactions.

               NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                   NOTES TO FINANCIAL STATEMENTS, Continued



     Asset Values and Number of Units

     The total asset value, number of units and the asset value per unit by investment within the investment program of the Plan at March 31, 1998 and 1997 are as follows:

                                                                                             March 31, 1998
                                                                          --------------------------------------------------
                                                                                                  Number            Value
                                                                             Total                  of               Per
                                                                          Asset Value             Units             Unit
                                                                         --------------        -----------        ----------
Scudder Cash Investment Trust                                              $    5,190               5,190          $  1.00
Scudder Stable Value Fund                                                   1,751,072*          1,751,072             1.00
Scudder Income Fund                                                           798,690*             59,471            13.43
Scudder Pathway Balanced Portfolio                                              8,366                 608            13.76
Scudder Pathway Conservative Portfolio                                         22,944               1,737            13.21
Scudder Pathway Growth Portfolio                                               34,402               2,364            14.55
Scudder Stock Index Fund                                                    3,061,681*            101,785            30.08
Scudder Value Fund                                                          2,546,574*            101,740            25.03
Scudder International Fund                                                      1,450                  28            51.79
Nu-kote Stock Fund                                                            145,798             661,887              .22
                                                                           ----------
                                                                           $8,376,167
                                                                           ==========


                                                                                             March 31, 1997
                                                                          --------------------------------------------------
                                                                                                  Number            Value
                                                                             Total                  of               Per
                                                                          Asset Value             Units             Unit
                                                                         --------------        -----------        ----------
NationsBank Stable Capital Fund                                           $1,763,689*               139,063          $12.68
NationsBank Strategic Fixed Income Fund                                      917,890*                95,415            9.62
NationsBank Capital Growth Fund                                            1,966,352*               168,064           11.70
NationsBank Equity Index Fund                                              2,354,819*               148,195           15.89
Nu-kote Stock Fund                                                           420,175*                79,854            5.26
                                                                          ----------
                                                                          $7,422,925
                                                                          ==========

* Investments which comprise more than 5% of net assets available for benefits at March 31, 1998 and 1997.

               NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                   NOTES TO FINANCIAL STATEMENTS, Continued


4.  ROLLOVER CONTRIBUTIONS:

     As a result of Nu-kote's acquisition during fiscal 1995 of the Hardcopy Division of Pelikan Holding AG, acquired U.S. employees were offered the option to transfer their accounts to the Plan. Rollover contributions in 1998 and 1997 were $4,371 and $48,366, respectively.


5.  INCOME TAX STATUS:

     The Internal Revenue Service has determined and informed the Company by a letter dated January 11, 1997, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Internal Revenue Code.


6.   PARTICIPANT INVESTMENT OPTIONS:

     The following is a summary by investment fund of changes in net assets available for benefits for the years ended March 31, 1998 and 1997 and net assets available for benefits as of March 31, 1998 and 1997:

              NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                   NOTES TO FINANCIAL STATEMENTS, Continued


                                                                           Participant Directed
                               ---------------------------------------------------------------------------------------------------
                                              NationsBank  NationsBank                          Scudder Cash   Scudder    Scudder
                                NationsBank    Strategic     Capital     NationsBank             Investment     Stable    Income
            1998               Stable Capital Fixed Income   Growth     Equity Index  Loan Fund     Trust     Value Fund   Fund
----------------------------   -------------- ------------ -----------  ------------  --------- ------------  ----------  --------
Assets:
  Investments at fair value:
     Investment funds                                                                           $      5,190  $1,751,072  $798,690
     Nu-kote stock fund
     Participant loans                                                                $ 184,377
                               -------------- ------------ -----------  ------------  --------- ------------  ----------  --------
Total investments                          -            -           -             -     184,377        5,190   1,751,072   798,690

  Receivables:
     Employee contributions
     Employer contributions
                               -------------- ------------ -----------  ------------  --------- ------------  ----------  --------
Total assets                               -            -           -             -     184,377        5,190   1,751,072   798,690
                               -------------- ------------ -----------  ------------  --------- ------------  ----------  --------
Liabilities:
     Administrative fees
       payable
     Excess contributions
       refundable
                               -------------- ------------ -----------  ------------  --------- ------------  ----------  --------
Total liabilities                          -            -           -             -          -            -           -         -
                               -------------- ------------ -----------  ------------  --------- ------------  ----------  --------
Net assets available for
  benefits                     $           -  $         -  $        -   $         -   $ 184,377 $      5,190  $1,751,072  $798,690
                               ============== ============ ===========  ============  ========= ============  ==========  ========
Balance, March 31, 1997        $    1,763,689 $    917,890 $ 1,966,352  $  2,354,819  $ 302,198 $         -   $       -   $     -
                               -------------- ------------ -----------  ------------  --------- ------------  ----------  --------
Additions:
  Transfer to new funds
    (footnote 3)                   (1,711,667)    (798,997) (2,222,160)   (2,624,222)                          1,711,667   798,997
  Employee contributions              133,769       58,145     162,894       188,139                              31,552    13,856
  Employer contributions                                                                                          11,469     5,387
  Rollover contributions                4,371
  Net appreciation in fair
    value of investment funds          79,345       83,912     615,108       681,653                      83      35,261    10,614
  Net depreciation in the fair
    value of Nu-kote stock fund
  Interest income                                                                        13,787
Deductions:
   Benefits paid to participants     (413,792)    (276,998)   (459,973)     (533,867)   (78,426)                  (3,929)     (479)
   Administrative expenses             (5,671)      (1,927)     (6,272)       (6,241)                               (271)     (121)
Interfund transfers, net              149,956       17,975     (55,949)      (60,281)   (53,182)       5,107     (34,677)  (29,564)
                               -------------- ------------ -----------  ------------  --------- ------------  ----------  --------
Net additions (deductions)         (1,763,689)    (917,890) (1,966,352)   (2,354,819)  (117,821)       5,190   1,751,072   798,690
                               -------------- ------------ -----------  ------------  --------- ------------  ----------  --------
Balance, March 31, 1998        $           -  $         -  $        -   $         -   $ 184,377 $      5,190  $1,751,072  $798,690
                               ============== ============ ===========  ============  ========= ============  ==========  ========
                                                                                                                         continued

              NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                   NOTES TO FINANCIAL STATEMENTS, Continued


                                                             Participant Directed
                                   ---------------------------------------------------------------------- Participant and
                                   Scudder   Scudder   Scudder                                             Nonparticipant
                                   Pathway   Pathway   Pathway    Scudder      Scudder    Scudder            Directed
               1998               Balanced Conservative Growth     Stock        Value  International          Nu-kote
                                  Portfolio Portfolio  Portfolio Index Fund      Fund      Fund     Other      Stock      Total
---------------------------        -------  --------  --------  -----------  -----------  -------  --------  ---------  -----------

Assets:
 Investments at fair value:
   Investment funds                $ 8,366  $ 22,944  $ 34,402  $ 3,061,681  $ 2,546,574  $ 1,450                       $ 8,230,369
   Nu-kote stock fund                                                                                        $ 145,798      145,798
   Participant loans                                                                                                        184,377
                                   -------  --------  --------  -----------  -----------  -------  --------  ---------  -----------

Total investments                    8,366    22,944    34,402    3,061,681    2,546,574    1,450        -     145,798    8,560,544

 Receivables:
   Employee contributions                                                                          $ 44,584                  44,584
   Employer contributions                                                                            32,246                  32,246
                                   -------  --------  --------  -----------  -----------  -------  --------  ---------  -----------

Total assets                         8,366    22,944    34,402    3,061,681    2,546,574    1,450    76,830    145,798    8,637,374
                                   -------  --------  --------  -----------  -----------  -------  --------  ---------  -----------

Liabilities:
 Administrative fees payable                                                                         15,203                  15,203
 Excess contributions refundable                                                                     47,270                  47,270
                                   -------  --------  --------  -----------  -----------  -------  --------  ---------  -----------
Total liabilities                       -         -         -            -            -        -     62,473         -        62,473
                                   -------  --------  --------  -----------  -----------  -------  --------  ---------  -----------

Net assets available for benefits  $ 8,366  $ 22,944  $ 34,402  $ 3,061,681  $ 2,546,574  $ 1,450  $ 14,357  $ 145,798  $ 8,574,901
                                   =======  ========  ========  ===========  ===========  =======  ========  =========  ===========

Balance, March 31, 1997            $    -   $     -   $     -   $        -   $        -   $    -   $ 21,389  $ 420,175  $ 7,746,512
                                   -------  --------  --------  -----------  -----------  -------  --------  ---------  -----------

Additions:
 Transfer to new funds (footnote 3)                               2,624,222    2,222,160                                         -
 Employee contributions                                              46,543       44,680            (73,381)    96,149      702,346
 Employer contributions                                              17,139       16,759              6,393    236,139      293,286
 Rollover contributions                                                                                                       4,371
 Net appreciation in fair value of
   investment funds                     88       111       612      369,776      296,505        4                         2,173,072
 Net depreciation in the fair value
   of Nu-kote stock fund                                                                                      (584,232)    (584,232)
 Interest income                                                                                                             13,787
Deductions:
 Benefits paid to participants                                       (2,847)      (1,468)            60,159    (38,440)  (1,750,060)
 Administrative expenses                (1)       (2)       (4)        (441)        (367)              (203)    (2,660)     (24,181)
Interfund transfers, net             8,279    22,835    33,794        7,289      (31,695)   1,446               18,667           -
                                   -------  --------  --------  -----------  -----------  -------  --------  ---------  -----------

Net additions (deductions)           8,366    22,944    34,402    3,061,681    2,546,574    1,450    (7,032)  (274,377)     828,389
                                   -------  --------  --------  -----------  -----------  -------  --------  ---------  -----------

Balance, March 31, 1998            $ 8,366  $ 22,944  $ 34,402  $ 3,061,681  $ 2,546,574  $ 1,450  $ 14,357  $ 145,798  $ 8,574,901
                                   =======  ========  ========  ===========  ===========  =======  ========  =========  ===========

              NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED

                                                             Participant Directed
                                      ------------------------------------------------------------------ Participant  and
                                                  NationsBank                                             Nonparticipant
                                      NationsBank   Strategic NationsBank  NationsBank                       Directed
                                         Stable       Fixed     Capital       Equity       Loan               Nu-kote
               1997                     Capital      Income     Growth        Index        Fund      Other     Stock       Total
----------------------------          -----------  ---------  -----------  -----------  ---------  --------  ---------- ------------

Assets:
  Investments at fair value:
    Investment funds                  $ 1,763,689  $ 917,890  $ 1,966,352  $ 2,354,819                                  $ 7,002,750
    Nu-kote stock fund                                                                                       $ 420,175      420,175
    Participant loans                                                                   $ 302,198                           302,198
                                      -----------  ---------  -----------  -----------  ---------  --------  ---------- -----------
Total investments                       1,763,689    917,890    1,966,352    2,354,819    302,198        -     420,175    7,725,123

  Receivables:
    Employee contributions                                                                         $ 70,695                  70,695
    Employer contributions                                                                           25,853                  25,853
                                      -----------  ---------  -----------  -----------  ---------  --------  ---------- -----------
Total assets                            1,763,689    917,890    1,966,352    2,354,819    302,198    96,548    420,175    7,821,671

Liabilities:
  Administrative fees payable                                                                       (15,000)                (15,000)
  Other                                                                                             (60,159)                (60,159)
                                      -----------  ---------  -----------  -----------  ---------  --------  ---------- -----------
Net assets available for benefits     $ 1,763,689  $ 917,890  $ 1,966,352  $ 2,354,819  $ 302,198  $ 21,389  $ 420,175  $ 7,746,512
                                      ===========  =========  ===========  ===========  =========  ========  ========== ===========
Balance, March 31, 1996               $ 1,890,708  $ 944,602  $ 1,594,950  $ 1,905,121  $ 274,571  $ 81,599  $1,358,606 $ 8,050,157
                                      -----------  ---------  -----------  -----------  ---------  --------  ---------- -----------
Additions:
   Employee contributions                 204,309     94,466      255,664      277,206              (55,053)    142,493     919,085
   Employer contributions                                                                             2,343     361,349     363,692
   Rollover contributions                   5,194      7,171        6,655       13,764                           15,582      48,366
   Net appreciation in fair value of
     investment funds                      82,938     24,459      202,474      365,629                                      675,500
   Net depreciation in the fair value
     of Nu-kote stock fund                                                                                   (1,321,383) (1,321,383)
   Interest income                                                                         19,330                            19,330
Deductions:
   Benefits paid to participants         (257,297)   (79,966)    (213,474)    (241,250)   (15,128)            (137,670)    (944,785)
   Administrative expenses                (24,209)    (7,089)      (6,739)     (11,481)              (7,500)    (6,432)     (63,450)
Interfund transfers, net                 (137,954)   (65,753)     126,822       45,830     23,425                7,630
                                      -----------  ---------  -----------  -----------  ---------  --------  ---------  -----------
Net additions (deductions)               (127,019)   (26,712)     371,402      449,698     27,627   (60,210)  (938,431)    (303,645)
                                      -----------  ---------  -----------  -----------  ---------  --------  ---------  -----------
Balance, March 31, 1997               $ 1,763,689  $ 917,890  $ 1,966,352  $ 2,354,819  $ 302,198  $ 21,389  $ 420,175  $ 7,746,512
                                      ===========  =========  ===========  ===========  =========  ========  =========  ===========

              NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                     ITEM 27a--SCHEDULE OF ASSETS HELD FOR
                              INVESTMENT PURPOSES
                                March 31, 1998



                                                                                 Number                      Current
  Identity of Issue and Description of Investments                              of Shares         Cost        Value
-----------------------------------------------------------------              -----------      ---------   ----------
Scudder Cash Investment Trust*                                                       5,190     $    5,190   $    5,190
Scudder Stable Value Fund*                                                       1,751,072      1,751,072    1,751,072
Scudder Income Fund*                                                                59,471        804,037      798,690
Scudder Pathway Balanced Portfolio*                                                    608          8,379        8,366
Scudder Pathway Conservative Portfolio*                                              1,737         23,183       22,944
Scudder Pathway Growth Portfolio*                                                    2,364         33,957       34,402
Scudder Stock Index Fund*                                                          101,785      2,707,517    3,061,681
Scudder Value Fund*                                                                101,740      2,266,294    2,546,574
Scudder International Fund*                                                             28          1,454        1,450
Nu-kote Stock Fund*                                                                661,887      1,360,559      145,798
Participant loans* (A)                                                                                  -      184,377
                                                                                                 --------     --------
                                                                                               $8,961,642   $8,560,544
                                                                                                 ========     ========


*    Denotes party-in-interest

(A) Interest rates on loans range from 6.75% to 9.00% at March 31, 1998. Loan terms range from one to five years or up to twenty years for the purchase of a primary residence.

               NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
            ITEM 27b--SCHEDULE OF LOANS OR FIXED INCOME OBLIGATIONS
                                 March 31, 1998

                                        Amount of      Amount of
                          Original      Principal      Interest        Unpaid
                          Principal     Received       Received       Balance at
Identify and Address of   Amount of    During the      During the      End of                                 Principal   Interest
   Party Involved           Loan     Reporting Year   Reporting Year     Year     Description of Obligation    Overdue    Overdue
------------------------  ---------- --------------   --------------  ----------- -------------------------   ----------  ----------

Michael Hoffman           $  1,169     $     -         $     -         $   1,169    Participant Loan           $    181     $     82
136 Brinker Street                                                                  Origination date: 3/12/97
Latrobe, PA 15650                                                                   Maturity date: 4/18/02
                                                                                    Secured by account balance,
                                                                                    interest rate 8.25%

Steven Sage                  9,144            1,545              272       3,720    Participant Loan                808          101
Rt. #1, Box 148                                                                     Origination date: 3/24/95
Perryopolis, PA                                                                     Maturity date: 5/1/99
 15473                                                                              Secured by account balance,
                                                                                    interest rate 9.00%

Sheila Harper               10,053           -               -            10,053    Participant Loan              1,052          515
4462 Jackson                                                                        Origination date: 6/30/97
 Hollow Rd.                                                                         Maturity date: 8/1/02
Franklin, TN 37064                                                                  Secured by account balance,
                                                                                    interest rate 8.5%

William Kyzer               10,000           -               -             9,206    Participant Loan              6,240        1,046
1641 Richardson Rd.                                                                 Origination date: 12/4/95
Lewisburg, TN  37091                                                                Maturity date: 1/7/99
                                                                                    Secured by account balance,
                                                                                    interest rate 8.75%


The Company has notified all participants with loans in default that repayment is due immediately.

               NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                 ITEM 27d--SCHEDULE OF REPORTABLE TRANSACTIONS
                       for the year ended March 31, 1998



                                               Number of     Number of
                                               Purchase       Selling       Purchase     Sales                   Current    Net Gain
                                             Transactions   Transactions      Price      Price      Cost         Value     or Loss
                                             ------------   ------------    ---------  ----------  ---------    ---------  ---------

Series of transactions:
     NationsBank Equity Index Fund *                 192                     $403,655              $ 403,655   $ 403,655
     NationsBank Equity Index Fund *                                227                 $ 704,589    594,839              $ 109,750

     NationsBank Capital Growth Fund *               172                      865,431                865,431     865,431
     NationsBank Capital Growth Fund *                              227                   618,498    576,561                 41,937

     NationsBank Strategic Fixed Income Fund *       153                      168,316                168,316     168,316
     NationsBank Strategic Fixed Income Fund *                      169                   329,630    319,017                 10,613

     Nu-kote Stock Fund *                            137                      466,457                466,457     466,457
     Nu-kote Stock Fund *                                           226                   207,389    253,304                (40,915)


    NationsBank Stable Capital Fund *                130                      378,905                378,905     378,905
    NationsBank Stable Capital Fund *                               224                   510,259    498,835                 11,424


*    Denotes party-in-interest